CONTENTFUL GLOBAL, INC.
2021 REPLACEMENT EQUITY PLAN
Section 1.    Purpose. In the course of a change in corporate structure, the shareholders of Contentful GmbH transferred their shareholdings in Contentful GmbH to Contentful Global, Inc. (the “Company”), in exchange for equivalent shareholdings in the Company and the Company has become the global parent company of Contentful GmbH. The purpose of this Contentful Global, Inc. 2021 Replacement Equity Plan (as amended from time to time, the “Plan”) is to replace the “Virtual Options Plan of Contentful GmbH (2014)” (as amended from time to time, the “2014 Plan”) and the “Employee Stock Option Plan of Contentful GmbH (2017)” (as amended from time to time, the “2017 Plan”) with a new consolidated equity incentive plan. Capitalized terms used but not defined in proximity shall have the meanings ascribed in Section 16 hereto.
Section 2.    Eligibility. Any Beneficiary (as defined in the 2017 Plan) who held valid Virtual Shares under the 2017 Plan as of the Plan Effective Date, and any Option Holder (as defined in the 2014 Plan) who held valid Virtual Options under the 2014 Plan as of the Plan Effective Date is eligible to receive an Award under the Plan.
Section 3.    Administration.
(a)    Administration of the Plan. The Plan will be administered by the Committee. All decisions of the Committee will be final, conclusive and binding upon all parties, including the Company, its shareholders, Participants and any beneficiaries thereof to the extent permitted by this Plan. The Committee may issue rules and regulations for administration of the Plan.
(b)    Authority of Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) will have full discretion and authority to:
(i)    designate Participants pursuant to Section 2;
(ii)    determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards;
(iii)    determine the terms and conditions of any Award and prescribe the form of each Award Document, which need not be identical for each Participant and may contain deviations from one another;
(iv)    amend terms or conditions of any outstanding Awards in accordance with Section 8;
(v)    correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it deems desirable;
(vi)    interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;
(vii)    establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it deems appropriate for the proper administration of the Plan and

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due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and
(viii)    make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.
Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.
Section 4.    Shares Available for Awards.
(a)    Subject to adjustment as provided in Section 4(c) Replacement Awards under the Plan will not exceed in the aggregate 16,536,965 Shares.
(b)    Effective on or after October 1, 2023, if any Award is forfeited, cancelled, expires, terminates or otherwise lapses, in whole or in part, without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or lapsed Award will not be available for grant under the Contentful Global, Inc. 2021 Equity Incentive Plan and will not be added to the available number of shares under such plan.
(c)    In the event that the Committee determines that, as a result of any dividend or other distribution of shares of the Company’s capital stock (excluding any ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, subject to applicable law, adjust equitably so as to ensure no undue enrichment or harm (including by payment of cash), any or all of:
(i)    the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limit specified in Section 4(a);
(ii)    the number and type of Shares (or other securities) subject to outstanding Awards;
(iii)    the grant, acquisition or Exercise Price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and
(iv)    the terms and conditions of any outstanding Awards;

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provided, however, that the number of Shares subject to any Award denominated in Shares will always be a whole number.
(d)    Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.
Section 5.    Replacement Awards. The Committee is authorized to grant Replacement Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee determines:
(a)    The Award Document will specify the vesting schedule; provided that in no event will any portion of any Replacement Award become fully vested until the occurrence of an Exit Event. In the event of an IPO, any portion of any Replacement Awards that have not yet time-vested according to the applicable Time-Vesting Requirements will continue to be eligible for time-vesting based on the continued service of the Participant. Unless otherwise provided in an Award Document, in the event of a Change in Control, any portion of any Replacement Awards that have not yet time-vested according to the applicable Time-Vesting Requirements will only continue to time-vest after the Change in Control if so determined by the Committee.
(b)    Replacement Awards are subject to the restrictions specified in the Award Document.
(c)    A Replacement Award does not convey to a Participant the rights and privileges of a shareholder with respect to the Shares subject to such Replacement Award, such as the right to vote or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant to settle such Replacement Award. No dividend equivalents or other distributions will be paid or accrued on Replacement Awards before their conversion into Shares.
(d)    Shares delivered upon settlement of a Replacement Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.
(e)    The exercise price per Share of a Replacement Award will be set out in the Award Document (the “Exercise Price”). If the Exercise Price per Share is denominated in any other currency than the United States dollar, the Exercise Price will be converted into the United States dollar by applying the exchange rate published by the European Central Bank’s Statistical Data Warehouse (or any successor publication of the European Central Bank) as of the day immediately prior to the date of the settlement of the Replacement Award (the “Exchange Rate”).
(f)    Each 2014 VSOP Replacement Award will have a term of fifteen years from the Allotment Date (as defined in the 2014 Plan) applicable to the replaced Virtual Option. Each 2017 VSOP Replacement Award will have a term of seven years from the Effective Date (as defined in the 2017 Plan) applicable to the replaced Virtual Shares.
(g)    Fully vested Replacement Awards will be settled in Shares and delivered to a participant as soon as practicable following the Full Vesting Date in accordance with the terms of the Award Document (and in no event later than March 15th of the year following the applicable Full Vesting Date). Notwithstanding the foregoing, the number of Shares delivered will be

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reduced by the value of the aggregate per Share Exercise Price multiplied by the portion of the Replacement Award being settled (taking into account any Early Exercise Payment (as defined in the 2014 Plan) under the 2014 Plan), and will be subject to any applicable withholding taxes.
Section 6.    Effect of Termination of Service on Awards.
(a)    Unless otherwise expressly provided in an Award Document, Replacement Awards will be treated as follows upon a Termination of Service:
(i)    Termination of Service Upon Resignation by a Participant. In the event of a Participant’s Termination of Service due to resignation, any portion of the Replacement Award held by a Participant that have not met the Time-Vesting Requirements at the time of the Termination of Service will be immediately forfeited, unless otherwise determined by the Committee or otherwise expressly provided in an Award Document.
(ii)    Termination of Service for Any Other Reason. In the event of a Participant’s Termination of Service for any other reason (including in connection with a Participant’s death or disability), unless otherwise determined by the Committee or as otherwise set out in the Award Document, any portion of the Replacement Award held by a Participant that has not met the Time-Vesting Requirements at the time of the Termination of Service will be immediately forfeited.
(b)    The Committee may provide, by rule or regulation or in any applicable Award Document, or may determine in any individual case, the circumstances in which, and the extent to which, a Replacement Award, or any portion thereof, may be settled, vested, paid or forfeited in the event of a Participant’s Termination of Service prior to the vesting or settlement of such Award.
(c)    The Committee may determine, in its discretion, whether or not, and the extent to which (i) a Replacement Award will vest during a leave of absence, (ii) a reduction in service level (for example, from full-time to part-time employment) will cause a reduction, or other change, to a Replacement Award and (iii) a leave of absence or reduction in service will be deemed a Termination of Service.
Section 7.    General Provisions Applicable to Awards.
(a)    In the event of a conflict between the provisions of the Plan and the individual Award Document related to the subject matter hereto, the terms of the Award Document will apply.
(b)    For purposes of the Plan, an annex may apply for Participants who are subject to taxation or other laws of a particular jurisdiction.
(c)    Except as may be permitted by the Committee or as otherwise expressly provided in an Award Document, no Replacement Award and no right under any Award Document will be assignable, alienable, saleable or transferable by a Participant other than by will or the laws of descent and distribution and or under applicable law pursuant to a community property division if a Participant resides in a community property state during a Participant’s lifetime, each Replacement Award, and each right under any Replacement Award, will be

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exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 7(c) to any Replacement Award that has been fully vested and settled, as the case may be, and will not preclude forfeiture of a Replacement Award in accordance with the terms thereof.
(d)    All certificates, if any, or book entry for Shares and/or other securities delivered under the Plan pursuant to any Award or the settlement thereof will be subject to such stop transfer orders and other restrictions as the Board or the Committee may deem advisable under the Plan, the certificate of incorporation, bylaws or other governing documents of the Company, any other agreements to which a Participant is a party, or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates or book entries to make appropriate reference to such restrictions. Without limiting the foregoing, the Shares are subject to a right of first refusal to the extent set forth in the Company’s bylaws.
(e)    The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Replacement Award conditions have been met or removed to the Committee’s satisfaction, (ii) as determined by the Committee, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws, stock market or exchange rules and regulations or accounting or tax rules and regulations, and (iii) a Participant has executed and delivered to the Company such representations or agreements as the Committee deems necessary or appropriate to satisfy any applicable laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Committee determines is necessary to the lawful issuance and sale of any Shares, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
(f)    No Person will have any claim to be granted any Replacement Award under the Plan and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Replacement Awards under the Plan. The terms and conditions of Replacement Awards need not be the same with respect to each recipient. Any Replacement Award granted under the Plan will be a one-time Award that does not constitute a promise of future grants.
(g)    A Participant or holder of a Replacement Award will have no rights as a stockholder with respect to any Shares covered by the Award until the date of issuance of such Shares (and subject to any terms and conditions in the Award Document, the certificate of incorporation, bylaws or other governing documents of the Company and any other agreements to which a Participant is a party (directly or by joinder)).
Section 8.    Amendments and Terminations.
(a)    Amendment or Termination of the Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Document or in the Plan, the Board may amend or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment or termination will be made without:

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(i)    shareholder approval if required by applicable law or stock exchange rules; or
(ii)    the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except to the extent any such amendment or termination is made to cause the Plan to comply with applicable law, stock exchange rules or accounting or tax requirements.
Notwithstanding anything to the contrary contained herein, the Committee may amend the Plan to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.
(b)    Dissolution or Liquidation. In the event of dissolution or liquidation of the Company without the occurrence of an Exit Event, each Replacement Award, unless otherwise expressly provided in an Award Document, will terminate immediately prior to the consummation of such event, unless otherwise determined by the Committee.
(c)    Terms of Replacement Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend or terminate any Award theretofore granted (including by substituting another Award of the same or a different type), prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award; provided, however, that, subject to Section 4(c) and Section 6, no such action will materially adversely affect the rights of any affected Participant or holder or beneficiary under any Replacement Award theretofore granted, except to the extent any such action is made to cause the Plan or Replacement Award to comply with applicable law, stock exchange rules or accounting or tax requirements. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 4(c), affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
(d)    Termination in Case of Breach. The Committee may terminate any Award if a Participant (i) sells, pledges, assigns or otherwise enters into a transaction with a comparable economic outcome contrary to Section 9(b) below, or (ii) if a Participant breaches material obligations under the Award Document, this Plan, the law or a Participant’s Service Agreement and continues to act in breach after the Company has notified a Participant of the breach and has set a reasonable period to remedy the breach without a Participant complying with such notice.
Section 9.    Miscellaneous.
(a)    The grant of an Award does not give a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as provided in the applicable Award Document.
(b)    The Participant acknowledges that Replacement Awards will not be included in or deemed to be a part of (i) salary, normal salary or other ordinary compensation, (ii) any definition

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of pensionable or other earnings (however defined) for the purpose of calculating any benefits payable to or on behalf of a Participant under any pension, retirement, termination or dismissal indemnity, severance benefit, retirement indemnity or other benefit arrangement of the Company or any Subsidiary or (iii) any calculation of base pay or regular pay for any purpose.
(c)    Nothing contained in the Plan will prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.
(d)    If any provision of the Plan or any Award Document is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Document, such provision will be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Document will remain in full force and effect.
(e)    Neither the Plan nor any Award will create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right will be no greater than the right of any unsecured general creditor of the Company.
(f)    No fractional Shares will be issued or delivered pursuant to the Plan or any Award, and the Committee will determine whether cash or other securities will be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto will be canceled, terminated or otherwise eliminated.
(g)    Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the vesting or settlement of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.
(h)    The Participant is solely responsible for any applicable taxes (including, without limitation, income and excise taxes, wage tax, social security contributions, church tax and solidarity tax) and penalties, and any interest that accrues thereon, that a Participant incurs in connection with the receipt, vesting or settlement of any Award granted hereunder. With regard to further tax regulations for the purpose of the Plan, Annex A applies to Participants subject to U.S. taxation and Annex B applies to Participants subject to German taxation.
Section 10.    Effective Date of the Plan. The Plan is effective as of the Plan Effective Date.

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Section 11.    Term of the Plan. The term of the Plan is ten (10) years after the Plan Effective Date, unless sooner terminated in accordance with Section 8(a).
Section 12.    Successors and Assigns. The terms of the Plan will be binding upon and inure to the benefit of the Company and any successor entity.
Section 13.    Notices. Any notice required or permitted to be given under this Plan or in an Award Document is effective when delivered either by email or mail, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:
If to the Company:

Contentful Global, Inc.
1801 California Street, Suite 4600
Denver, CO 80202
Attention: Chief Legal Officer
Email: legal@contentful.com and stockadmin@contentful.com
If to a Participant:
At a Participant’s most recent email or mailing address as provided to the Company, or at any other address which a Participant may specify in a notice delivered to the Company in the manner set forth herein.
Section 14.    Data Protection. In connection with the Plan, the Company may need to process Personal Data provided by a Participant to, or otherwise obtained by, the Company or its Affiliates, third party service providers or others acting on the Company’s behalf. Examples of such Personal Data may include, without limitation, a Participant’s name, account information, social security number, tax number and contact information. The Company receives such Personal Data as a data controller and may process such Personal Data for the performance of the contract with a Participant in connection with the Plan and in its legitimate business interests for all purposes relating to the operation and performance of the Plan, including but not limited to:
(a)    administering and maintaining Participant records;
(b)    providing the services described in the Plan;
(c)    providing information, on a need-to-know basis, to future purchasers or merger partners of the Company, any Affiliate or the business in which such Participant works; and
(d)    responding to public authorities, court orders and legal investigations, and complying with law, as applicable.
The Company may share a Participant’s Personal Data with (i) Affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third party administrators of the Plan, (vi) third party service providers acting on the Company’s behalf to provide the services described above, (vii) future purchasers or merger partners (as described above), or (viii)regulators and others, as required by law or in order to provide the services described in the Plan.

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If necessary, the Company may transfer a Participant’s Personal Data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as a Participant’s home country. Any transfer of a Participant’s Personal Data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for under applicable law. For example, the Company and its EU-based Affiliates have entered into EU standard contractual clauses for controller to controller transfers to safeguard Personal Data provided to the Company by those Affiliates. Further information on applicable safeguards or derogations can be obtained through, and other questions regarding this Section 14 may be directed to, the contact set forth in the general employee privacy notice that previously has been provided by the Company or its applicable Affiliate to a Participant (as updated from time to time by the Company or its applicable Affiliate upon notice to a Participant, the “Employee Privacy Notice”). The terms set forth in this Section 14 are supplementary to the terms set forth in the Employee Privacy Notice (which, among other things, further describes the rights of a Participant with respect to a Participant’s Personal Data); provided that, in the event of any conflict between the terms of this Section 14 and the terms of the Employee Privacy Notice, the terms of this Section 14 will govern and control in relation to the processing of such Personal Data in connection with the Plan.
The Company will keep Personal Data collected in connection with the Plan for as long as necessary to operate the Plan or as necessary to comply with any legal or regulatory requirements and in accordance with the Company’s backup and archival policies and procedures.
Section 15.    Governing Law. The Plan and each Award Document will be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.
Section 16.    Definitions. As used in the Plan, and unless otherwise defined in an Award Document, the following terms will have the meanings set forth below:
(a)    “2014 VSOP Replacement Award” means any Replacement Award replacing Virtual Options previously held by a Participant under the 2014 Plan.
(b)    “2017 VSOP Replacement Award” means any Replacement Award replacing Virtual Shares previously held by a Participant under the 2017 Plan.
(c)    “Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company.
(d)    “Award” means any Replacement Award granted under the Plan.
(e)    “Award Document” means any agreement, contract or other instrument or document (including in electronic form) evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant, including any unilateral replacement notice by Contentful GmbH and/or the Company pursuant to the 2014 Plan or the 2017 Plan.
(f)    “Board” means the Board of Directors of the Company.
(g)    “Change in Control” means, unless defined in a Participant’s Award Document, the occurrence of any one or more of the following events with respect to the Company:

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(i)    the sale or transfer of at least 75% of all shares in the Company within the framework of one or more related transactions (except for transfers to shareholders, or to affiliates of shareholders, of the Company), or
(ii)    the sale or transfer of at least 75% of the material consolidated assets of the Company within the framework of one or more related transactions;
provided that a transfer of shares in the Company in the course of a swap, contribution or merger of the Company does not constitute a Change in Control if the shareholders of the Company continue to directly or indirectly hold more than 50% of the shares in the Company continuing the Company’s business after such transaction.
(h)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code will include any successor provision thereto.
(i)    “Committee” means the Board, unless another committee is designated by the Board.
(j)    “Consultant” means any individual, including an advisor, who is providing services to the Company or any Subsidiary.
(k)    “Director” means any member of the Board or the board of directors of any Subsidiary.
(l)    “Employee” means any individual, including any officer, employed by the Company or any Subsidiary, subject to any requirements of the Code or applicable laws. For the avoidance of doubt, the definition of “Employee” will include employees of any professional employer organization with which the Company or any Subsidiary maintain a co-employment relationship.
(m)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act will include any successor provision thereto.
(n)    “Exit Event” means an IPO or a Change in Control.
(o)    “Full Vesting Date” means the date on or following the date of an Exit Event, on which the Time-Vesting Requirements of a Replacement Award have been met.
(p)    “IPO” means a listing of the Company’s shares (or any securities for which the shares are exchanged or converted into pursuant to a merger, amalgamation, consolidation, business combination or otherwise, including the stock or other equity of a parent entity of the Company or the surviving entity) on a stock exchange.
(q)    “Participant” means the recipient of an Award granted under the Plan.

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(r)    “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
(s)    “Personal Data” means (i) any data or information that relates to or is reasonably capable of being directly or indirectly associated with an identified or identifiable individual, or household and (ii) any other data or information that is otherwise considered “personal data,” “personal information,” “personally identifiable information,” or any term of comparable intent, under applicable laws or regulations relating to the collection, use, transfer, deletion, protection or other processing of such data or information.
(t)    “Plan Effective Date” means the date on which the Plan is adopted by the Board and approved by the shareholders of the Company.
(u)    “Replacement Award” means a contractual right granted pursuant to Section 5 that is denominated in Shares. Each Replacement Award represents a right to receive one Share less the applicable Exercise Price. Replacement Awards do not include the right to dividend equivalents.
(v)    “Service Agreement” means any employment, severance, consulting or similar agreement between the Company or any of its Affiliates and a Participant.
(w)    “Share” means a share of the Company’s common stock, $0.00001 par value.
(x)    “Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity. Whether employment by or service with a Subsidiary is included within the scope of the Plan will be determined by the Committee.
(y)    “Termination of Service” means, in the case of a Participant who is an employee, cessation of the employment relationship such that a Participant is no longer an employee of the Company or any Subsidiary, or, in the case of a Participant who is a Consultant or other service provider or non-employee Director, the date the performance of services for the Company or any Subsidiary has ended; provided, however, that in the case of a Participant who is an Employee, the transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company, from one Subsidiary to another Subsidiary or the cessation of employee status but the continuation of the performance of services for the Company, a Subsidiary as a Director or Consultant will not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that, unless otherwise expressly provided in an Award Document, a Termination of Service will be deemed to occur for a Participant employed by, or performing services for, a Subsidiary when such Subsidiary ceases to be a Subsidiary unless such Participant’s employment or service continues with the Company or another Subsidiary.
(z)    “Time-Vesting Requirements” means the time-based service vesting requirements set forth in the Award Document.

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(aa)    “Virtual Options” means Virtual Options as defined in and granted under the 2014 Plan.
(bb)    “Virtual Shares” means Virtual Shares as defined in and granted under the 2017 Plan.

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Annex A
CONTENTFUL GLOBAL, INC. 2021 REPLACEMENT EQUITY PLAN
Supplement for Participants Subject to U.S. Taxation
This supplement for Participants of the Contentful Global, Inc. 2021 Replacement Equity Plan subject to U.S. taxation (this “U.S. Supplement”) sets forth additional terms and conditions that apply under the Plan solely to such Participants (each, a “U.S. Participant”). This U.S. Supplement is incorporated by reference into the Plan and is considered a part of the Plan for all purposes. Capitalized terms used in this U.S. Supplement that are not defined herein will have the respective meanings assigned to such terms in the Plan to which this U.S. Supplement is annexed.
This U.S. Supplement modifies certain provisions of the Plan, and the terms of this U.S. Supplement will be controlling in the event of a conflict between the terms of the Plan and the terms reflected in this U.S. Supplement. In addition, the Committee will have discretion to interpret and to make determinations regarding the terms and conditions of the Plan, this U.S. Supplement, and any benefits provided to a U.S. Participant under the Plan.
The following provisions apply to any grant of Awards to a U.S. Participant pursuant to the Plan:
1.    The definition of “Change in Control” is modified by adding the following to the end thereof:
Notwithstanding anything to the contrary contained herein or any provision of any Award Document to the contrary, for any Award that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount will not be distributed on such Change in Control but instead will vest as of such Change in Control and will be distributed on the scheduled payment date specified in the applicable Award Document, except to the extent that earlier distribution would not result in a Participant who holds such Award incurring interest or additional tax under Section 409A of the Code.
2.    The definition of “Termination of Service” is modified by adding the following to the end thereof:
Notwithstanding anything to the contrary contained herein, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).

Replacement Equity Plan amended effective October 14, 2023

3.    Section 4(c) is modified to add the bold language:
In the event that the Committee determines that, as a result of any dividend or other distribution (excluding any ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee will, subject to Section 17 and applicable law, adjust equitably so as to ensure no undue enrichment or harm (including by payment of cash), any or all of:
4.    A new Section 17 of the Plan is added to reflect the following:
Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Document will be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan will be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything to the contrary contained herein, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” will not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s right to such dividend equivalents will be treated separately from the right to other amounts under the Award. Notwithstanding anything to the contrary contained herein or otherwise, the tax treatment of the benefits provided under the Plan or any Award Document is not warranted or guaranteed, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be

Replacement Equity Plan amended effective October 14, 2023

incurred by a Participant on account of non-compliance with Section 409A of the Code.
Annex B
Contentful Global, Inc. 2021 Replacement Equity Plan
Supplement for Participants Subject to German Taxation
1.    The Company does not make any assurance and does not give any guarantees or warranties whatsoever regarding the tax treatment of Awards or any payments under the Plan.
2.    The Company may, if required by law, deduct withholding taxes (including, without limitation, income and excise taxes, wage taxes, social security contributions, solidarity surcharges and church taxes, if applicable) and penalties, and any interest that accrues thereon, that are imposed on a Participant (including by way of deduction or withholding at source) and forward them to the competent tax office, collection center of the social security insurance agency or any other competent agency. This also applies if a Participant is no longer an employee of the Company at the time of payment, though the Company is obliged to deduct the aforementioned taxes and contributions and forward them to the competent authorities.

Replacement Equity Plan amended effective October 14, 2023